                                                                   EXHIBIT 10(i)


                            CONTRACT WITH DISTRIBUTOR

         THIS AGREEMENT, made in duplicate this Ninth (9th), day of, November 1993, A.D., by and between ADVANCED VIRAL RESEARCH CORP. of Miami, Florida, U.S.A., incorporated under the laws of the state of Delaware, hereinafter called Company, and

DORMER LABORATORIES INC., of        91 Kelfield St, #5
                                    Rexdale, Ontario M9W 5A3
                                    Canada

                         hereinafter called Distributor

WITNESSETH:

1. Company hereby grants to Distributor for $10.00 and other good and just considerations, the exclusive rights to import warehouse, market, sell, and distribute the antiviral pharmaceutical product, known as "RETICULOSE" (PEPTIDE-NUCLEIC ACID) and all improvements thereto within the territory and country, CANADA, (the "territory").

2. Company assumes no responsibility for any misuse, improper use other than recommended by the appropriate medical authorities, or illegal use of the product, RETICULOSE.

3. Distributor hereby accepts the above rights to sell RETICULOSE in said territory, and agrees to make all sales hereunder in accordance with this Agreement. Distributor further covenants to use its best efforts to promote the use and sale of RETICULOSE In the aforementioned territory, and further covenants that it will not knowingly sell RETICULOSE outside thereof for resale during the term of this Agreement.

4. It is agreed that this Agreement does not constitute Distributor the agent or legal representative of Company for any purpose whatsoever. Distributor is NOT granted any right or authority to assume or create any obligation or responsibility, expressed or implied, in behalf of or in the name of Company or to bind Company in any manner or thing whatsoever.

5. This Agreement shall continue in force and govern all transactions and relations between the partes hereto for a period of time of five (5) years from the time that import approval for RETICULOSE is granted by the government of the territory and country which is the subject of this Agreement. The term will be extended by mutual agreement at the end of each five (5) year period, provided agreed upon performance figures are maintained. In the event that the Company makes change of ownership, merges with another company, enters joint venture, or similar business arrangement, this Agreement will remain in force with all rights of the Distributor including price adjustments and will be perpetuated without change until the term of the contract is completed.
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CONTRACT WITH DISTRIBUTOR            PAGE 2               DATE: 09 November 1993

6. No change, addition or erasure of any portion of this Agreement (except filling in of blank lines) shall be valid or binding upon either party. It is declared by both parties that there are no oral or other agreements or understandings between them affecting this Agreement, or related to the selling of RETICULOSE. This Agreement supersedes all previous agreements between the parties.

7. Company agrees that for so long a time as Distributor shall continue to sell RETICULOSE in a manner and to an extent and quantity satisfactory to Company, and while this Agreement shall be and remain in effect, no other or different person, firm or corporation will be granted the rights of selling RETICULOSE in the aforesaid territory.

         In order to be eligible for the exclusive right to import, market and sell RETICULOSE, Distributor must be willing meet certain purchase minimums following the registration of RETICULOSE as hereinunder established.

         Year 1............Minimum Purchase of    1,000   Ampules
         Year 2............Minimum Purchase of    2,000   Ampules
         Year 3............Minimum Purchase of    5,000   Ampules
         Year 4............Minimum Purchase of   10,000   Ampules
         Year 5............Minimum Purchase of   20,000   Ampules

In the event that Distributor fails to meet annual minimum purchase requirements the first 2 years and 50% of the mutually agreed upon minimum purchase for the succeeding years, the Company may, at its discretion, declare this Agreement Null and Void.

8. This Agreement constitutes a personal contract and Distributor shall not transfer, or assign same or any part thereof without Company's consent, nor will Company do so without Distributor's consent.

9. Distributor agrees to pay Company for RETICULOSE according to the attached schedule of prices, which said schedule of prices may b change from time to time with notice, subject to world market cost changes. (SEE APPENDIX "A").

ALL PRICES ARE F.O.B. FREEPORT, BAHAMAS

ALL PAYMENT FOR ALL ORDERS WILL BE MADE BY APPROPRIATE INTER-BANK TRANSFER, OF FUNDS IN U.S. DOLLARS, WITHIN 30 DAYS OF SHIPMENT.

10. Distributor agrees to provide Company with quarterly reports of his sales of RETICULOSE within his territory and country.

11. In case of the termination of this agreement by either party for any reason, Company may, at its option, repurchase from Distributor at the net price paid by Distributor to Company, plus actual freight on shipments to Distributor, any and all of the RETICULOSE on hand in
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CONTRACT WITH DISTRIBUTOR            PAGE 3               DATE: 09 November 1993

         Distributor's place of business or in the possession of Distributor, upon demand and the tender by Company of the repurchase price. Distributor shall be obligated to deliver such goods to Company forthwith. Company reserves the right, however, to reject any RETICULOSE which does not meet Company's specifications for quality, identity, purity and labeling.

12. Notwithstanding anything herein contained to the contrary, Distributor undertakes and assumes full responsibility to secure and obtain all necessary and appropriate national, regional and local governmental approvals, licenses, permits and registrations and any other necessary documentation required to import and distribute RETICULOSE into and in the territory. In the event that Distributor is unable to secure and obtain all necessary and appropriate national, regional and local governmental approvals, licenses, permits and registrations and any other necessary documents required to import and distribute RETICULOSE into the territory, within a reasonable period from the date hereof (two years), the Company may negotiate option to terminate this agreement on ninety (90) days written notice effective the date of sending such notice by registered mail, telegram or TELEFAX.

13. The Trade Name "RETICULOSE" will belong to Advanced Viral Research Corporation, if registered for Company by Distributor, or any other agent.

14. If for any valid reason whatsoever Company deems its interests may b imperiled, or in case of the incapacity, death or insolvency of Distributor, or in case an application is made to have Distributor declared bankrupt, then Company may at its option cancel this agreement without any notice whatsoever to Distributor.

15. The failure of either party at any time to require performance by the other party of any provision hereof shall in no way effect the full right to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

16. This Agreement is to be governed by and construed according to the laws of the State of Florida; and under the jurisdiction of the U.S. Federal District Court, Miami, Florida, U.S.A. It is understood, however, that this is a general form of agreement, designed for use in the United States of America, and in countries wherever Company may desire to sell RETICULOSE and that any provisions herein which in anywise contravenes the laws of any state, country or jurisdiction, shall be deemed not to be a part of this Agreement therein.

17. Company reserves the right to make any design or manufacturing changes which will improve RETICULOSE'S appearance, quality, or medical effectiveness, without notice to Distributor. If any such changes are made, there will be no obligation on Company to make such changes upon any RETICULOSE previously shipped to Distributor.
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CONTRACT WITH DISTRIBUTOR            PAGE 4               DATE: 09 November 1993

18. Distributor shall NOT during the term of this agreement sell any pharmaceutical product of any other manufacturer which shall in any way compete with the sale of RETICULOSE, as covered by this agreement.

19. Distributor shall pay all excise or sales taxes or any taxes that may be required to be paid by Distributor or Company by statute or regulation of any government, outside the U.S. in Distributor's territory.

20. If during the term of this agreement Distributor shall have reason to believe it has any claim against Company, in respect of any transaction growing out of this agreement, Distributor shall in writing notify Company within thirty (30) days after Distributor knows or has reason to know the basis of any such claim. Failure to give such notice shall relieve Company from any and all liability on any claim in respect of any transaction growing out of this agreement, notice and full details of which are not given to Company in writing within thirty (30) days after such termination. The provisions of this paragraph shall survive the termination of other provisions of this agreement.

21. If RETICULOSE is required for clinical testing purposes of the Canadian government or for registration purposes, Company will provide these ampules, at no charge, up to limits set by the Company.

22. All laboratory or clinical studies initiated by the Distributor for which free RETICULOSE is provided must be first approved by Company. The results of all studies, all research data and documentation and any research publications resulting from studies initiated by Distributor or any of his agents will belong to Company, and will be made use of at Company's discretion, and such studies are only permitted as part of this exclusive agreement.

23. This agreement is not valid or binding until and unless executed by the President or duly authorized officer of Advanced Viral Research Corporation, and the President or duly authorized officer of the Distributor, Dormer Laboratories Inc.

         IN WITNESS WHEREOF the parties hereto have hereunto set their hands and seals the day and year first above written.


   /S/ Bernard Friedland                 /S/
-----------------------------           -------------------------
ADVANCED VIRAL RESEARCH CORP.           DORMER LABORATORIES INC.

PRESIDENT                               DISTRIBUTOR          TITLE: President

                        APPENDIX A TO AN AGREEMENT MADE
                          THE 9TH DAY OF NOVEMBER 1993

                         RETICULOSE PRICE SCHEDULE 1993

                                   FOR CANADA

                EACH AMPULE CONTAINS 2 mL. FOUR DOSES PER AMPULE


1. Price per ampule shall be U.S. $6.74 provided that such prices shall be varied from quarter year to quarter year during the term of this Agreement in accordance with the following volume prices based upon the volume ordered by the Distributor in the quarter year immediately preceding the date of any order placed by the Distributor.

                   SCHEDULE ESTABLISHED ON A PER ANNUM BASIS

     1 - 1,250 AMPULES........................... U.S. $6.74 PER AMPULE
     1,251 - 5,000 AMPULES....................... U.S. $6.50 PER AMPULE
     5,001 - 10,000 AMPULES...................... U.S. $6.30 PER AMPULE
     10,001 - 25,000 AMPULES..................... U.S. $6.20 PER AMPULE
     25,001 - 50,000 AMPULES..................... U.S. $5.95 PER AMPULE
     50,000 - 100,000 AMPULES.................... U.S. $5.60 PER AMPULE
     100,001 - 200,000 AMPULES................... U.S. $5.40 PER AMPULE
     200,001 - 500,000 AMPULES................... U.S. $5.10 PER AMPULE
     500,001 - 1,000,000 AMPULES................. U.S. $4.75 PER AMPULE
     Multiples over one million ampules per year, prices will be negotiable.

2.   ALL PRICES ARE F.O.B. FREEPORT, BAHAMAS.

3. ALL PAYMENTS FOR ALL ORDERS SHALL BE EFFECTED IN U.S. DOLLARS BY INTER-BANK TRANSFER OF FUNDS.

4. PRICES APPLY TO UNIT CONSISTING OF AN AMPULE CONTAINING 2 mL REPRESENTING FOUR DOSES.

5. THE ABOVE PRICING MAY BE INCREASED AFTER DECEMBER 31, 1995 TO RECOVER ANY COST INCREASES INCURRED BY THE INCREASES IN MANUFACTURING COSTS BY THE COMPANY OVER THE UNIT COSTS INCURRED IN 1995, PROVIDED THAT THE PRICES CHARGED THE DISTRIBUTOR SHALL NOT BE GREATER THAN PRICES CHARGED BY THE COMPANY TO ANY OF ITS DISTRIBUTORS.